As filed with the Securities and Exchange Commission on October 7, 2026

Registration No. 333-[●]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

STEWARDS, INC.
(Exact name of registrant as specified in its charter)

Nevada	88-0436017
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4300 N. University Drive, Suite D-105
Lauderhill, Florida 33351
(Address of Principal Executive Offices) (Zip Code)

Stewards, Inc. 2024 Equity Incentive Plan
(formerly the Favo Capital, Inc. 2024 Incentive Plan)
(Full title of the plan)

Shaun Quin
Chief Executive Officer
Stewards, Inc.
4300 N. University Drive, Suite D-105
Lauderhill, Florida 33351
(516) 419-5300

(Name, address, and telephone number of agent for service)

Copies to:

Scott Doney, Esq.

The Doney Law Firm

3651 Lindell Rd. Ste. D121

Las Vegas, NV 89103

(702) 982-5686

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated Filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This registration statement registers 20,000,000 shares of common stock, par value $0.0001 per share, of Stewards, Inc., a Nevada corporation (the “Registrant”), issuable under the Stewards, Inc. 2024 Equity Incentive Plan (formerly the Favo Capital, Inc. 2024 Incentive Plan) (the “Plan”). The Plan was adopted by the Board of Directors and approved by stockholders in August 2024 and, unless earlier terminated, continues until August 21, 2034. On September 9, 2026, the Board directed the Registrant’s officers and securities counsel to prepare and file this registration statement.

A November 2025 authorization of a recognition program of up to 3,000,000 restricted stock units under the Plan did not result in award agreements, grant dates, or share issuances. Those units are not outstanding.

Separately, on May 8, 2026, the Company granted 45,000 restricted stock units under the Plan to each of Zachary Graeve, Wael Barsoum, and John Bode. Those units cliff-vest on May 8, 2027, subject to continued board service, and no shares have been issued in settlement. The shares issuable upon settlement are included in the 20,000,000 shares registered hereby.

This registration statement does not register shares for resale by selling stockholders. The calculation of the registration fee is set forth in Exhibit 107 and is not included in the body of this registration statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

* The documents containing the information specified in Part I will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. Those documents are not required to be, and are not, filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements under Rule 424. Those documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant has not filed an Annual Report on Form 10-K since becoming subject to Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The following documents filed with the Commission are incorporated by reference in this registration statement:

(a)    the Registrant’s Registration Statement on Form S-1 (File No. 333-291586), as amended, declared effective on July 14, 2026, and the related prospectus filed pursuant to Rule 424(b), including the audited financial statements for the latest fiscal year included therein;

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(b)    the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026;

(c)    the Registrant’s Current Reports on Form 8-K filed since December 31, 2025, including the Current Report on Form 8-K filed on September 14, 2026, other than information furnished under Item 2.02 or Item 7.01 of Form 8-K unless expressly incorporated by reference; and

(d)    the description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-43473), filed with the Commission on September 9, 2026, including the description of capital stock incorporated therein from the Registrant’s Registration Statement on Form S-1 (File No. 333-291586) and the related Rule 424(b) prospectus, and including any amendment or report filed for the purpose of updating that description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

The Registrant will provide without charge to each person to whom a copy of the prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this registration statement incorporates). Requests should be directed to Stewards, Inc., 4300 N. University Drive, Suite D-105, Lauderhill, Florida 33351, telephone (516) 419-5300. These documents are also available at www.sec.gov.

Item 4. Description of Securities.

Not applicable. The common stock is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Nevada Revised Statutes 78.7502 permits a Nevada corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another entity, against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe the conduct was unlawful. Indemnification in a derivative action is limited to expenses actually and reasonably incurred, and is not available if the person is adjudged liable to the corporation unless the court determines the person is fairly and reasonably entitled to indemnity.

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NRS 78.751 requires indemnification of expenses to the extent a director or officer is successful on the merits or otherwise. The Registrant’s articles of incorporation and bylaws provide for indemnification of directors and officers to the fullest extent permitted by Nevada law, and the Registrant may maintain directors’ and officers’ liability insurance.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or controlling persons of the Registrant pursuant to the foregoing, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit	Description
4.1	Amended and Restated Articles of Incorporation of Stewards, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s registration statement on Form S-1, File No. 333-291586). The rights, preferences, and limitations of the common stock are set forth in Exhibit 4.1.
4.2	Amended and Restated Bylaws of Stewards, Inc. (incorporated by reference to Exhibit 3.2 to the Form S-1, as amended)
4.3	Stewards, Inc. 2024 Equity Incentive Plan (incorporated by reference to Exhibit 10.8 to the Form S-1 filed November 17, 2025)
5.1	Opinion of The Doney Law Firm as to legality
23.1	Consent of Turner, Stone & Company, L.L.P., independent registered public accounting firm
23.2	Consent of Kaufman, Rossin & Co. PA
23.3	Consent of The Doney Law Firm (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page)
107	Filing Fee Table

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Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed, or any material change to such information; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference.

(2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lauderhill, Florida, on October 7, 2026.

STEWARDS, INC.

By: /s/ Shaun Quin

Name: Shaun Quin

Title: Chief Executive Officer and President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Shaun Quin his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Shaun Quin	Chief Executive Officer, President and Director (Principal Executive Officer)	October 9, 2026
Shaun Quin
/s/ Katuischia Murless	Chief Financial Officer, Principal Accounting Officer and Treasurer	October 9, 2026
Katuischia Murless
/s/ Glen Steward	Chairman of the Board and Director	October 9, 2026
Glen Steward
/s/ Wael Barsoum	Director	October 9, 2026
Wael Barsoum
/s/ Zachary Graeve	Director	October 9, 2026
Zachary Graeve
/s/ John Bode	Director	October 9, 2026
John Bode

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